UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 5, 2016

WALKER INNOVATION INC.

(Exact name of registrant as specified in charter)

Delaware	001-33700	30-0342273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two High Ridge Park

  Stamford, CT 06905

(Address Of Principal Executive Offices) (Zip Code)

(203) 461-7200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Walker Innovation Inc. (the “Company”) entered into a Securities Purchase Agreement dated as of December 5, 2016 (the “Purchase Agreement”) in connection with the sale of an aggregate of 1,250,000 Class A Common Shares (the “Shares”) of The Upside Commerce Group, LLC (f/k/a Flexible Travel Company, LLC) (“Upside”), a company affiliated with Walker Digital, LLC (“Walker Digital”) its controlling stockholder, at $2.00 per share to an existing investor in Upside in a private resale not requiring registration under the Securities Act of 1933, as amended. The Shares were issued upon exercise of a warrant to purchase Class A Common Shares at a price of $0.06 per share (the “Warrant”), granted to the Company by Jay S. Walker, the controlling stockholder of the Company, Walker Digital and Upside. After giving effect to the previously-reported November 21, 2016 exercise and the exercise described above, the Company may now purchase 12,650,000 Class A Common Shares of Upside pursuant to the Warrant.

In connection with the sale of Shares described above, the Company entered into an agreement dated December 5, 2016 to terminate (“Termination Agreement”) the Company’s three year Revolving Note Agreement and related Pledge Agreement (the “Liquidity Facility”) with Walker Digital, entered into in July 2016. Pursuant to the Liquidity Facility, Walker Digital had committed to provide debt financing to the Company at any time the Company has available cash of less then $2.0 million, subject to certain conditions. The Termination Agreement provides for a release of Walker Digital’s related security interest in 3,280,000 Class A Common Shares of Upside issuable under the Warrant.

The foregoing descriptions of the Purchase Agreement and the Termination Agreement are qualified in their entirety by the full text of such agreements, which are filed as Exhibits 10.1 and 10.2 hereto, and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Securities Purchase Agreement between and among Walker Innovation Inc., Jay S. Walker and the investor named therein, dated as of December 5, 2016

10.2	Termination Agreement of Revolving Promissory Note and Pledge Agreement between Walker Innovation Inc. and Walker Digital, LLC dated December 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 6, 2016

WALKER INNOVATION INC.

By:	/s/ Jonathan Ellenthal
Name:	Jonathan Ellenthal
Title:	Vice Chairman and CEO

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